EXHIBIT 10.22

Execution Copy

CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY

FILED WITH THE COMMISSION

PROMISSORY NOTE

UNSECURED AND NON-NEGOTIABLE NOTE

DO NOT DESTROY THIS NOTE: When paid, this Note must be surrendered to Maker for cancellation.

September 2, 2006.	$5,547,552

Provo, Utah

FOR VALUE RECEIVED, the undersigned, AMP RESOURCES, LLC (“Maker”) promises to pay to the order of RASER TECHNOLOGIES, INC. (“Payee”) the principal sum of FIVE MILLION FIVE HUNDRED FORTY SEVEN THOUSAND FIVE HUNDRED TWENTY TWO DOLLARS and 00/100 ($5,547,522) (hereinafter referred to as the “Principal Amount”), together with interest at the rate of TEN percent (10%) per annum, compounded annually, said principal and interest to be payable upon the terms and conditions hereinafter set forth.

1. Payment. The principal and accrued interest on this Note is unsecured, and this Note is non-negotiable by the Maker or the Payee. This Note shall be paid as follows:

All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable in full two business days after the earliest to occur of any of the following:

a.	March 1, 2007; or

b.	Sale by Maker to a non- affiliated third party of any of the four geothermal projects currently under development by Maker or an affiliate of Maker: *** (hereinafter referred to as, “Geothermal Projects”); or

c.	Assignment or sale of power purchase contracts to a non-affiliate of Maker (excluding Payee or the Holder of this Note) covering any or all of the Geothermal Projects; or

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d.	Acquisition of construction financing of at least two or more of the Geothermal Projects; or

e.	The consummation of non-bridge, corporate-level financing or refinancing of Maker by one or more third parties that are not currently affiliated with Maker.

All payments hereunder shall be applied first to the reduction of accrued interest and second to the reduction of principal. All payments of any kind under this Note, and all obligations represented by this Note are subject to the terms and conditions of that certain Intercreditor and Subordination Agreement by and among SCP/AR, LLC; BNR Ventures, LLC; RRD Investment Co., LLC; Highland Capital Partners VI, Limited Partnership; Highland Subfund VI-Amp Limited Partnership; Highland Entrepreneurs’ Fund VI Limited Partnership (collectively the “Investors”) Amp Capital Partners, LLC and Payee, dated as of June 5, 2006 and as amended by the First Amendment to Intercreditor and Subordination Agreement dated September 2, 2006 (as amended, the “Intercreditor Agreement”). Until all obligations of the Maker to the Investors are satisfied in full and completely and irrevocably discharged by Maker (or any entity acting on behalf of the Maker), then all amounts received by the Payee arising from or related to this Note and all present and future obligations arising between the Maker and the Payee are subordinated in right of payment, and all received shall be held in trust for the benefit of the Investors.

Subject to the terms and conditions of the foregoing prior obligations and the Intercreditor Agreement, payments by Maker shall be made to Payee at Raser Technologies, Inc., 5152 North Edgewood Drive, Ste 375, Provo, UT 84604, or at such other place as Payee or a successor holder shall designate in writing. All payments shall be made in lawful money of the United States of America. Checks will constitute payment only when collected.

2. Interest. Interest shall accrue on the unpaid principal balance evidenced by this Note from the dates such principal was advanced in its respective component amounts as shown in Section 14 at the rate of TEN percent (10%) per annum (nominal interest), compounded annually. Interest shall be calculated on the basis of a three hundred sixty-five (365)-day year. In the event Payee or a successor holder of this Note exercises its right to accelerate the balance due under this Note pursuant to Section 3 below, the entire unpaid principal balance together with all accrued but unpaid interest shall thereafter earn interest at a rate (the “Default Rate”) equal to *** per annum, compounded annually, payable for as long as the Event of Default is continuing which is uncured or un-remedied. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

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3. Events of Default and Acceleration. Subject to the terms and conditions of the Intercreditor Agreement, the entire unpaid principal balance of, and all accrued interest on, this Note may, at the election of Payee or a successor holder, without notice or demand to Maker or any other party, be declared to be immediately due and payable upon the occurrence of any of the following events:

(a) Any payment of principal or of interest provided for any part thereof is not paid in full when due and payable; or

(b) An involuntary petition is filed by a creditor party (other than the Payee) seeking that Maker be adjudged as bankrupt, and such petition is not stayed or dismissed within ninety (90) days of filing; or

(c) A voluntary petition seeking bankruptcy protection is filed by Maker.

(d) A writ or order of attachment, levy or garnishment is issued against or upon Maker by a party other than the Payee or the assets or income of Maker involving an amount in excess of $1,000,000 and such writ or order is not removed, discharged or rescinded within ninety (90) days.

After acceleration the unpaid principal balance and accrued interest shall, until paid and both before and after judgment, earn interest at the Default Rate specified in Section 2 of this Note. The acceptance of any installment or payment after the occurrence of a default or event giving rise to the right of acceleration provided for in this section shall not constitute a waiver of such right of acceleration with respect to such default or event or any subsequent default or event.

5. Waiver. Maker (a) waives presentment, demand, protest and notice of every kind respecting this Note, (b) agrees that the holder hereof, at any time or times, without notice to or the consent of them or any of them, may grant extensions of time, without limit as to the number or the aggregate period of such extensions, for the payment of any principal or interest due hereon, and (c) to the extent not prohibited by law, waives the benefit of any law or rule of law intended for Maker’s advantage or protection as an obligor hereunder or providing for Maker’s release or discharge from liability hereon, in whole or in part, on account of any facts or circumstances other than full and complete payment of all amounts due hereunder, including, but not limited to, any statute giving any person the right to require (or providing for Maker’s discharge in the absence of) the institution of any suit hereon.

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6. Assignment. Subject to the prior written approval of Maker, which approval may not be unreasonably withheld, Payee may assign or transfer this Note. Maker may withhold approval of the proposed assignment of this Note to a competitor of Maker, or competitor’s affiliates, and such refusal shall be deemed reasonable. Maker may only withhold approval until ***.

7. Alternate Remedies. Except where the provisions of this Note conflict with any remedies being pursued by the Payee, no remedy herein conferred upon Payee hereof is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to each and every other remedy given hereunder, under the instrument given to secure this Note, or now or hereafter existing at law or in equity by statute or otherwise. No course of dealing between Maker and any holder, nor any delay on the part of any holder in exercising any rights hereunder shall operate as a waiver of any rights of any holder.

8. Attorney Fees. In the event that any payment under this Note is not made, or any obligation provided to be satisfied or performed under any instrument given to secure the obligation evidenced hereby is not satisfied or performed at the time and in the manner required, Maker agrees to pay any and all costs and expenses regardless of the particular nature thereof and whether or not incurred in conjunction with litigation, before or after judgment, or in connection with exercise of the power of sale provided for in the instrument securing this Note which may be incurred by Payee or a successor holder hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including, without limitation, court costs and reasonable attorney fees.

9. Governing Law and Place of Suit. This Note shall be construed in accordance with and governed by the laws of the State of Utah. Any action at law, suit in equity or judicial proceeding for the enforcement of this contract or any provision thereof shall be instituted only in the courts of the State of Utah.

10. Headings. The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

11. Notices. Any notice, request, instruction, report or other document to be given to the parties shall be in writing and delivered personally or sent by overnight courier or first class mail, postage prepaid, if to Raser Technologies, Inc. (“Payee”):

Raser Technologies, Inc.

Attn: Chief Financial Officer

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

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if to Amp Resources, LLC (“Maker”):

Amp Resources, LLC

Attn: Chief Executive Officer

11814 Election Road, Suite 100

Draper, UT 84020

With a copy thereof (which shall not constitute notice hereunder) to

Robert J. Rauch, Esq.

Rauch & Associates

1159 Chuckanut Ridge Drive

Bow, Washington 98232

or at such other address as any party shall specify to the other party in writing.

12. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Note to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Note.

13. Authorization. Each individual executing this Note does thereby represent and warrant to each other person so signing (and each other entity for which another person may be signing) that he has been duly authorized to deliver this Note in the capacity and for the entity set forth where he signs.

14. Cancellation of Prior Note(s). By accepting this Note, Payee acknowledges and agrees that that certain Promissory Note, in the original principal amount of $5,000,000, issued by Maker to Payee on April 6, 2006, together with any other promissory notes or documents evidencing any of the indebtedness created or represented thereby (collectively, the “Prior Notes”), are hereby terminated and replaced in their entirety by this Note, and that Payee has surrendered all such Prior Notes to Maker for cancellation. Without limiting the foregoing, Payee acknowledges that the following advances made by Payee to Maker, whether such advances were made pursuant to the Prior Notes or otherwise, constitute (together with any interest accrued from such dates thereon) all of the outstanding indebtedness owed by Maker to Payee, and collectively represent the aggregate outstanding principal under this Note: (i) February 28, 2006 - $572,137.24; (ii) March 7, 2006 - $1,038,499.20; (iii) April 7, 2006 - $1,527,500.00; (iv) April 7, 2006 - $182,617.01; (v) April 7, 2006 - $498,995.35; (vi) May 4, 2006 - $1,180,251.20; and (vii) June 5, 2006 - $547,552.00.

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This Promissory Note is executed on the day and year first written above.

MAKER:

AMP RESOURCES, LLC

By:
John Stevens
Executive Chairman

PAYEE:

RASER TECHNOLOGIES, INC.

By:
Kraig T. Higginson
Executive Chairman

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